UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2014

EQUAL ENERGY LTD.

(Exact name of registrant as specified in its charter)

Alberta, Canada	001-34759	98-0533758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

525 S. Main Street, Suite 1120

Tulsa, OK 74103

(Address of principal executive offices, including zip code)

(918) 392-4793

(Registrant’s telephone number, including area code)

4801 Gaillardia Parkway, Suite 325

Oklahoma City, OK 73142

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2014, the short-term consulting agreements, effective as of July 31, 2014, between Equal Energy Ltd. (the “Corporation”) and each of Don Klapko and Scott Smalling expired by their terms. Upon the expiration of their agreements, each of Messrs. Klapko and Smalling was terminated from all of his positions with the Corporation and its subsidiaries and removed as an officer of the Corporation (each, a “Termination”).

Contemporaneously with the Terminations, Richard Menchaca was elected as President and Chief Executive Officer of the Corporation. Mr. Menchaca, age 47, is currently the President and Chief Executive Officer of Petroflow Energy Corporation, the owner of 100% of the equity of the Corporation (“Petroflow”), a position he has held since May 2010. Prior to joining Petroflow, Mr. Menchaca spent 18 years in the corporate banking industry with First Republic Bank (now known as Bank of America), Bank One, Fuji Bank and Guaranty Bank. Mr. Menchaca has also been the founder and principal of several privately owned oil and gas companies with operations in Texas, Oklahoma, and Louisiana. Mr. Menchaca serves as a director of EnerJex Resources, Inc. and a non-profit organization based in Houston. Mr. Menchaca attended the University of Texas at Arlington for his BBA in Finance and MBA coursework. Mr. Menchaca holds a graduate degree from the SMU Southwestern School of Banking.

Pursuant to a previously existing employment agreement with Petroflow, Mr. Menchaca receives an annual salary of $250,000, is eligible for discretionary bonuses, receives an automobile allowance of $800 per month and, in the event of termination of his employment without cause, will receive severance payments equal to between twelve and eighteen months’ salary and the value of the prior twelve months’ premium contributions on his behalf to Petroflow’s benefits plans. Under the same agreement, he also received a grant of incentive equity in the form of options to purchase 2,554,705 million shares of the then-existing common stock of Petroflow. Mr. Menchaca will receive no additional compensation in his capacity as President and Chief Executive Officer of the Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUAL ENERGY LTD.

Dated: August 13, 2014	By:	/s/ Louis Schott
Name: Louis Schott
Title: Secretary and Treasurer